PRESS RELEASE FOR IMMEDIATE RELEASE February 23, 2017	OLD LINE BANCSHARES, INC. CONTACT: Elise Hubbard (301) 430-2560

Old Line Bancshares, Inc. Increases Quarterly Cash Dividend Thirty-three Percent

BOWIE, Md.-On February 23, 2017, the Board of Directors of Old Line Bancshares, Inc. (Nasdaq: OLBK) declared a quarterly cash dividend of $0.08 per common share, a $0.02 (33.3%) increase over the previous quarterly cash dividend of $0.06 per share. The company will pay the dividend on March 24, 2017 to stockholders of record as of March 10, 2017. James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, stated: “We are pleased that our strong operating results and capital position allows us to reward our stockholders with an increased dividend to go with our increasing stock price. Our 2016 results included strong asset and earnings growth combined with disciplined cost control resulting in improved earnings per share. We also successfully demonstrated the ability to raise cost-effective capital as needed and are positioned to raise additional capital when appropriate.”

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered trust company headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 21 banking locations located in its primary market area of suburban Maryland (Washington, D.C. suburbs, Southern Maryland and Baltimore suburbs) counties of Anne Arundel, Baltimore, Calvert, Carroll, Charles, Montgomery, Prince George's and St. Mary's. It also targets customers throughout the greater Washington, D.C. and Baltimore metropolitan areas.